EX 99.1




             U.S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549



                            FORM 11-K



       /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
       SECURITIES AND EXCHANGE ACT OF 1934 [FEE REQUIRED]

           for the fiscal year ended November 30, 1998

                               OR

     / / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES AND EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

        for the transition period from _______ to _______

                 Commission file number 2-79636



              HOURLY EMPLOYEES' STOCK PURCHASE PLAN



                     CHESAPEAKE CORPORATION
                      1021 East Cary Street
                          P.O. Box 2350
                  Richmond, Virginia 23218-2350













                               -1-
              HOURLY EMPLOYEES' STOCK PURCHASE PLAN

Administration of the Plan:

The Plan is administered by the Hourly Employees' Stock Purchase
Plan Committee (the "Committee") under the direction of the Board of Directors of Chesapeake Corporation (the "Corporation").  At
November 30, 1998, the Committee members were:
                 Name                     Address

          Thomas A. Smith*(1)      Richmond, Virginia 23218

          J.P. Causey Jr. (2)      Richmond, Virginia 23218

          William T. Tolley (3)    Richmond, Virginia 23218

     (1) Mr. Smith is Vice President - Human Resources & Assistant Secretary of the Corporation.
     (2) Mr. Causey is Senior Vice President, Secretary & General Counsel of the Corporation.
     (3)  Mr. Tolley is Senior Vice President - Finance & Chief
          Financial Officer of the Corporation.

     *Committee Chairman

     Committee members are appointed by and serve at the pleasure of the Board of Directors of the Corporation. Committee members are employees of the Corporation and receive no additional compensation for serving on the Committee. The Plan provides that the Corporation will indemnify members of the Committee to the same extent and on the same terms as it indemnifies its officers and directors by reason of their being officers and directors.

     Financial Statements and Exhibits:

     (a)  Financial statements:

          Hourly Employees' Stock Purchase Plan:
               Statements of Financial Condition
               Statements of Income and Changes in Plan Equity

     (b)  Exhibits:

          See  Exhibit 23.1 to the Chesapeake Corporation  Annual
          Report on Form 10-K for the year ended December 31, 1998 for consent of independent accountants.



                               -2-
                           SIGNATURES





Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Committee have duly caused this annual report to be signed by the undersigned hereunto duly authorized.


                         HOURLY EMPLOYEES' STOCK PURCHASE PLAN



                         BY: /S/ THOMAS A. SMITH
                         -------------------------------------
                         THOMAS A. SMITH, CHAIRMAN OF THE
                         COMMITTEE




March 5, 1999



























                               -3-
REPORT OF INDEPENDENT ACCOUNTANTS




To the Hourly Employees' Stock
Purchase Plan Committee:

In our opinion, the accompanying statements of financial condition and the related statements of income and changes in plan equity present fairly, in all material respects, the financial position of the Hourly Employees' Stock Purchase Plan (the "Plan") as of November 30, 1998, and the changes in plan equity for each of the three years in the period ended November 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



                              /s/ PricewaterhouseCoopers LLP
                              ------------------------------
                              PricewaterhouseCoopers LLP




March 5, 1999











                               -4-
HOURLY EMPLOYEES' STOCK PURCHASE PLAN
STATEMENTS OF FINANCIAL CONDITION
November 30, 1998 and 1997

                                                  1998    1997
                                                  ----    ----
Asset:
  Funds held by Chesapeake Corporation and
   participating subsidiaries (Note 4)           $5,199  $4,598
                                                 ======  ======
  Plan equity                                    $5,199  $4,598
                                                 ======  ======








































                               -5-
STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY for the years ended November 30, 1998, 1997 and 1996


                                    1998      1997      1996
                                    ----      ----      ----
Contributions:
 Employees, net of refunds        $325,114  $301,928 $1,226,144
 Employer; $105,007 in 1998,
   $144,964 in 1997, and $598,671
   in 1996; less withheld taxes of
   $42,753, $59,132 and $245,301,
   respectively                     62,254    85,832    353,370
                                  --------  -------- ----------
                                   387,368   387,760  1,579,514
                                  --------  -------- ----------
Deductions:
 Purchase and distribution to
   participants at year end of
   10,876 shares in 1998 ($35.45
   per share), 11,764 shares in
   1997 ($32.89 per share), and
   53,574 shares in 1996 ($29.17
   per share) of common stock of
   Chesapeake Corporation (Note 1) 385,551   386,907  1,562,687
                                  --------  -------- ----------
                                   385,551   386,907  1,562,687
Net transfers to Salaried
 Employees' Stock Purchase Plan      1,216       516      2,640
Net transfers due to sale to St.
 Laurent Paperboard Inc. (Note 7)        -     7,961          -
Net transfers to the Wisconsin
 Tissue Mill Hourly Employees'
 Stock Purchase Plan                     -         -     14,792
                                  --------  -------- ----------
                                   386,767   395,384  1,580,119
                                  --------  -------- ----------
     Increase (decrease) in
     plan equity                       601   (7,624)      (605)

Plan equity, beginning of year       4,598    12,222     12,827
                                  --------  -------- ----------
     Plan equity, end of year     $  5,199  $  4,598 $   12,222
                                  ========  ======== ==========


The accompanying notes are an integral part of these financial statements.



                               -6-
NOTES TO FINANCIAL STATEMENTS

1.   DESCRIPTION OF THE PLAN:

The stockholders of Chesapeake Corporation (the "Corporation") have approved the Hourly Employees' Stock Purchase Plan (the "Plan") and reserved a total of 900,000 shares of the Corporation's common stock for sale to eligible hourly employees, as defined, of the Corporation and participating subsidiaries (the "Employer").

The Plan is administered by a committee (the "Committee") appointed by the Corporation's Board of Directors. Participants in the Plan, which became effective in December 1982, are permitted to invest between one and five percent of their basic compensation, as defined. The Employer contributes to the Plan, as of the end of the Plan Year (see Note 3), a percentage (determined by the Committee of the Plan, generally 30% to 50%) of the participant's contribution reduced by amounts required to be withheld under income tax, Federal Insurance Contributions Act tax and comparable laws. The combined amount becomes available to purchase from the Corporation, shares of its common stock at a price equal to the average of the closing prices of such common stock on the New York Stock Exchange (composite tape) for the 20 consecutive trading days immediately preceding the last day of the Plan Year. The funds held by the Employer at the end of the year represent the remaining amounts in participants' accounts after the purchase of whole shares as the Plan does not provide for the purchase of fractional shares. A participant may terminate his participation in the Plan at any time. Upon termination, the Employer will return his contributions and the participant will forfeit all rights to any contribution which would have been made at the end of the plan year.

As of November 30, 1998, 683,858 shares (10,876 shares in the current year and 672,982 in prior years) of the Corporation's common stock had been issued under the Plan and 216,142 shares were available for future issuance.

Hourly paid employees of certain divisions of Chesapeake Display and Packaging Company, Chesapeake Packaging Co., and Chesapeake Forest Products Company are eligible to become participants in the Hourly Employees' Stock Purchase Plan provided that such employees otherwise meet the requirements for participation set forth in the Plan.

2.   RECLASSIFICATIONS:

Certain 1997 and 1996 amounts have been reclassified to conform with the current year's presentation.
                               -7-
3.   PLAN YEAR:

The fiscal year of the Plan ends each November 30.

4.   FUNDS HELD BY CHESAPEAKE CORPORATION AND PARTICIPATING
     SUBSIDIARIES:

Funds received or held by the Employer with respect to the Plan may be used for any corporate purpose; therefore, the Plan does not prevent the Employer from creating a lien on these funds.

5.   TAXES AND EXPENSES:

The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The Employer's contribution, when made to the Plan, is taxable to a participant as ordinary income. Purchases of stock by the Plan result in no gain or loss to the participant; therefore, no tax consequences are incurred by a participant upon receipt of stock purchased under the Plan. Sale by a participant of shares acquired under the Plan will result in a gain or loss in an amount equal to the difference between the sale price and the price paid for the stock acquired pursuant to the Plan. The Plan is not subject to income taxes.

Expenses of administering the Plan are borne by the Employer.

6.   CONTRIBUTIONS TO THE PLAN:

Contributions (net of withheld taxes and refunds) were as
follows:
                                                   1998
                                          ---------------------
                                           Employer   Employees
Chesapeake Corporation Subsidiaries:
 Chesapeake Display and
   Packaging Company                       $46,623     $262,825
 Chesapeake Packaging Co.                   11,284       37,521
 Chesapeake Paper Products
   Company                                       -            -
 Chesapeake Forest Products
   Company                                   4,347       24,768
 Wisconsin Tissue Mills, Inc.*                   -            -
                                           -------     --------
       Totals                              $62,254     $325,114
                                           =======     ========




                                -8-
6. CONTRIBUTIONS TO THE PLAN, CONTINUED:

                                                   1997
                                          ---------------------
                                           Employer   Employees
Chesapeake Corporation Subsidiaries:
 Chesapeake Display and
   Packaging Company                       $69,759     $236,640
 Chesapeake Packaging Co.                   11,067       36,869
 Chesapeake Paper Products
   Company                                       -            -
 Chesapeake Forest Products
   Company                                   5,006       28,419
 Wisconsin Tissue Mills, Inc.*                   -            -
                                           -------     --------
       Totals                              $85,832     $301,928
                                           =======     ========

                                                   1996
                                          ---------------------
                                           Employer   Employees
Chesapeake Corporation Subsidiaries:
 Chesapeake Display and
   Packaging Company                      $ 70,704   $  239,249
 Chesapeake Packaging Co.                   32,143      108,514
 Chesapeake Paper Products
   Company                                 237,010      804,273
 Chesapeake Forest Products
   Company                                  13,513       59,316
 Wisconsin Tissue Mills, Inc.*                   -       14,792
                                          --------   ----------
       Totals                             $353,370   $1,226,144
                                          ========   ==========

*During 1996 contributions totaling $14,792 attributable to Wisconsin Tissue Mills, Inc. hourly employees were made to the Plan. Such contributions were made prior to the establishment of the Wisconsin Tissue Mills Hourly Employees' Stock Purchase Plan ("WTM Plan"). Such assets were transferred to the WTM Plan on November 1, 1996.

7.   SALE TO ST. LAURENT PAPERBOARD INC.:

On May 22, 1997, the Corporation sold certain kraft and packaging facilities to St. Laurent Paperboard Inc. ("St. Laurent"). The Corporation transferred accumulated 1996 carryover employee and employer contributions and 1997 employee contributions made to the Plan prior to the date of the sale to St. Laurent.


                               -9-